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Ref: SD/ES/lam_RS140798.doc

PRIVATE AND CONFIDENTIAL

July 14th, 1998

Richard Snook,
Airth,
Sunning Woods,
Chantonbury Drive,
Sunningdale,
Berkshire,
SL5 9PT

Dear Richard,

We are very pleased that you are considering joining us at Informix Software Limited (the "Company"). The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software Limited in the capacity of Vice President, Europe, Middle East & Africa, reporting to Bob Finocchio, Chairman, President and Chief Executive Officer.

Your starting salary, inclusive of base incentive, will be 375,000 pounds sterling per annum. The base salary (270,000 pounds sterling per annum) will be paid monthly by credit transfer and should reach your bank account on or around the 22nd of each month. The payout of your incentive (105,000 pounds sterling per annum) will be subject to a separate agreement, but effective from your first day of employment. Your salary and your incentive will be reviewed after one year of employment and then annually.

It will be recommended to the Board of Directors that you receive a non-qualified Stock option under the Informix Corporate Employee Stock Option Plan to acquire 300,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. In the event of a merger or change of control of the Company within six months after the effective date of such stock option grant, the exercisability of your options will accelerate as to two year's additional vesting. If such change of control takes place after such six month period, the exercisability of your options will accelerate so as to become fully vested.

As set out in and subject to your terms and conditions of employment with the Company, in the event of a merger or change in control of the Company during your first two years of employment, you will be entitled to receive as severance an amount equal to your then prevailing On Target Earnings (base salary, plus 100 percent incentive), if your employment is terminated within 90 days of the initiating event irrespective of which party initiates the termination. This amount is inclusive of notice.

If your employment is terminated by the Company for any reason other than cause you will be entitled to receive 12 months notice or a payment in lieu equal to 12 months notice, paid at your then prevailing On Target Earnings (base salary, plus 100 percent incentive). Under the terms of your contract you will be required to give six month's notice to terminate your contract of employment.

                                                                      OVER/...

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Your package will also include the following:

A Company Car or Company Car Allowance, equivalent to a Jaguar XJR.

A Company fuel card, which covers all business mileage and personal mileage.

Private Medical Insurance for you and your dependants, which includes your own annual medical examination.

Life Assurance, a minimum of four times basic salary is provided for all employees and is effective immediately, subject to Inland Revenue limits. Additional coverage will be provided to supplement the capped amount to provide four times basic salary coverage in total.

Long Term Disability Insurance, should you be unable to continue work due to a long term illness or disability.

In addition, you will be invited to join the Company Pension Scheme. You will be invited to join the Informix Pension Scheme immediately on joining the company. Contributions will be as those laid down in the Management Scheme. Any additional amounts that can be paid over and above the 'standard scheme' will be by way of salary sacrifice. In any event, Inland Revenue maximum funding rules will apply.

Full details of all these Employee Benefit schemes will be forwarded to you.

Terms and Conditions of Employment with Informix Software Limited are as outlined in the enclosed documents. To the extent that the terms of this offer letter contradict the Terms and Conditions of Employment, the terms of this offer letter prevail.

On acceptance of this offer, please enter your start date where indicated, sign and return one of the attached agreement forms, retaining a copy for your records. You will also find enclosed a number of forms, which you should complete. Please return these forms together with a copy of your valid passport or birth certificate.

This offer is open for a period of seven days from the date of this letter. If you have a particular reason why you would like longer to make a decision, please let us know within the next few days.

If you have any queries relating to the above, please do not hesitate to contact me.

Finally, we look forward to you joining and feel sure that you will have a successful and enjoyable career with Informix Software Limited.

Yours sincerely

/s/ Susan Daniel

Susan Daniel,
Vice President, Human Resources

c.c. Bob Finocchio

Enclosures